Exhibit 11.0 Statement re: Computation of Per Share Earnings (Unaudited)

     Earnings per share were computed as follows (dollar amounts in thousands except share data):

		Weighted
		Average	Per Share
	Income	Shares	Amount
For the three months ended March 31, 2004:
Basic Earnings per Share:
Income available to common stockholders	$687	1,508,598	$0.46
Effect of Dilutive Securities:
Stock options		100,490

Diluted Earnings per Share:
Income available to common stockholders and assumed conversions	$687	1,609,088	$0.43

For the three ended March 31, 2003:
Basic Earnings per Share:
Income available to common stockholders	$742	1,456,651	$0.51
Effect of Dilutive Securities:
Stock options		143,265

Diluted Earnings per Share:
Income available to common stockholders and assumed conversions	$742	1,599,916	$0.46